Exhibit 2.1

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

APTERA MOTORS CORP.

Aptera Motors Corp., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name of the corporation is Aptera Motors Corp. (the “Corporation”).

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of Delaware on March 4, 2019. A Restated Certificate of Incorporation was filed with the Office of the Secretary of State of Delaware on August 18, 2022 (the “Restated Certificate of Incorporation”).

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the Restated Certificate of Incorporation, and was duly approved and adopted in accordance with the provisions of Section 242 of the DGCL, and by the stockholders in accordance with Section 228 thereof.

RESOLVED, that the Restated Certificate of Incorporation is hereby amended as follows:

1. Article IV of the Restated Certificate of Incorporation be, and hereby is, amended by adding the following after the first paragraph of Section A of Article IV:

“Effective immediately upon the filing and effectiveness of this Certificate of Amendment pursuant to the DGCL (the “Effective Time”), and without any further action by the holders of such shares, (i) each three (3) shares of Class A Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Class A Common Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (“New Class A Common Stock”), without increasing or decreasing the par value of each share of Class A Common Stock, (ii) each three (3) shares of Class B Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Class B Common Stock” and, together with the Old Class A Common Stock, the “Old Common Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock (“New Class B Common Stock” and, together with the New Class A Common Stock, the “New Common Stock”), without increasing or decreasing the par value of each share of New Class B Common Stock, (iii) each three (3) shares of Series B-1-A Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-A Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-A Preferred Stock (“New Series B-1-A Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-A Preferred Stock, (iv) each three (3) shares of Series B-1-B Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-B Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-B Preferred Stock (“New Series B-1-B Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-B Preferred Stock, (v) each three (3) shares of Series B-1-C Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-C Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-C Preferred Stock (“New Series B-1-C Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-C Preferred Stock, (vi) each three (3) shares of Series B-1-D Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-D Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-D Preferred Stock (“New Series B-1-D Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-D Preferred Stock, (vii) each three (3) shares of Series B-1-E Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-E Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-E Preferred Stock (“New Series B-1-E Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-E Preferred Stock, (viii) each three (3) shares of Series B-1-F Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-F Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-F Preferred Stock (“New Series B-1-F Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-F Preferred Stock and (ix) each three (3) shares of Series B-1-G Preferred Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Series B-1-G Preferred Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Series B-1-G Preferred Stock (“New Series B-1-G Preferred Stock” and, together with the New Series B-1-A Preferred Stock, New Series B-1-B Preferred Stock, New Series B-1-C- Preferred Stock, New Series B-1-D Preferred Stock, New Series B-1-E Preferred Stock and New Series B-1-F Preferred Stock, the “New Preferred Stock”), without increasing or decreasing the par value of each share of Series B-1-G Preferred Stock (the combination of all such shares in clauses (i) through (ix) hereof, the “Reverse Stock Split”).

From and after the Effective Time, each certificate or certificates that represented shares of Old Series B-1-A Preferred Stock, Old Series B-1-B Preferred Stock, Old Series B-1-C- Preferred Stock, Old Series B-1-D Preferred Stock, Old Series B-1-E Preferred Stock, Old Series B-1-F Preferred Stock and the Old Series B-1-G Preferred Stock (collectively, the “Old Preferred Stock”) or Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Preferred Stock or New Common Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate have been combined pursuant to the Reverse Stock Split, provided that each holder of record of a certificate or certificates for one or more shares of Old Common Stock or Old Preferred Stock, as applicable, shall be entitled to receive, as soon as practicable following surrender to the Corporation of such certificate or certificates, a certificate representing the number of whole shares of New Common Stock or New Preferred Stock, as applicable, to which such holder shall be entitled pursuant to the Reverse Stock Split. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Old Common Stock or Old Preferred Stock, as applicable, are surrendered to the Corporation. All references to numbers of shares and all per share amounts set forth in this Restated Certificate of Incorporation are referenced and stated after giving effect to the Reverse Stock Split, and, accordingly, no further adjustment pursuant to this Article IV shall be made as a result of the Reverse Stock Split.

No fractional shares of New Common Stock or New Preferred Stock shall be issued as a result of the Reverse Stock Split. If, upon aggregating all of the New Common Stock of any class or New Preferred Stock of any series held by a holder of New Common Stock in such class or New Preferred Stock in such series immediately following the Reverse Stock Split, a holder of New Common Stock of such class or New Preferred Stock of such series would otherwise be entitled to a fractional share of New Common Stock of any class or New Preferred Stock of any series, in lieu thereof, the Corporation shall issue to such holder such fractions of a share of New Common Stock in such class or New Preferred Stock in such series, as applicable, as are necessary to round the number of shares of New Common Stock in such class or New Preferred Stock in such series held by such holder up to the nearest whole share.

2. The last sentence of Article IV.B Section 2(a) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“For purposes of this Restated Certificate of Incorporation, effective as of the Effective Time, “Original Issue Price” shall mean (i) $27.6000 per share for each share of the Series B-1-A Preferred Stock, (ii) $0.6555 per share for each share of the Series B-1-B Preferred Stock, (iii) $0.7281 per share for each share of the Series B-1-C Preferred Stock, (iv) $1.1553 per share for each share of the Series B-1-D Preferred Stock,(v) $1.2837 per share for each share of the Series B-1-E Preferred Stock, (v) $1.4565 per share for each share of the Series B-1-F Preferred Stock, and (vi) $26.4000 per share for each share of the Series B-1-G Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Series B-1 Preferred Stock).

3. Article IV.B Section 4(b) of the Restated Certificate of Incorporation of the Corporation be and hereby is amended and restated as follows:

“(b) Automatic Conversion. Each share of Series B-1 Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Rate at the time in effect for such series of Series B-1 Preferred Stock immediately upon the earlier of (i) a Qualified Public Company Event (as defined below); or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis). For purposes hereof, a “Qualified Public Company Event” means: (1) any transaction that would have the effect of listing the Class B Common Stock on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (each, a “Principal Market”), or (2) the acquisition, merger or other business combination between the Corporation or any direct or indirect parent company of the Corporation that may be formed from time to time and a “special purpose acquisition company” or similar entity whose shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended and listed on a Principal Market.

4. Article IV.B Section 4(c) is amended to add the following sentence as the last sentence.

“If the conversion of the Series B-1 Preferred Stock is in connection with a direct listing, such conversion shall be deemed to have be effective as of the date immediately preceding the date of the registration statement relating to the direct listing has become effective with the U.S. Securities and Exchange Commission and the persons entitled to receive shares of Class B Common Stock shall be treated for all purposes as record holders of such shares of Class B Common Stock as of such date.”

FOURTH: All other provisions of the Restated Certificate of Incorporation, as currently on file with the Office of the Secretary of State of Delaware shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 5th day of August, 2025.

APTERA MOTORS CORP.

By:	/s/ Chris Anthony
Name:	Chris Anthony
Title:	Chief Executive Officer